EXHIBIT d.6

BENEFICIAL OWNER ELECTION FORM INSTRUCTIONS

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock (the “Common Stock”) of MVC Capital, Inc. (the “Fund”).

      This will instruct you whether to exercise rights to purchase shares of Common Stock distributed with respect to the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Fund’s prospectus dated December 3, 2004.

Box 1. [     ] Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. [     ] Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

	Total # of		Number of		Number of		Estimated
	Shares		Rights to		Shares to		Subscription
	Owned		Exercise		Purchase		Price		Payment

Basic Subscription Rights		≥		/ 2 =		×	$	=		Line 1

For every share stock you own, you are entitled to one Right

Over-Subscription Rights						×	$	=		Line 2

Over-subscription is not limited by the number of shares you own, but issuance is subject to availability
	Total Payment Required								$

(Sum of Lines 1 & 2; must equal total amounts in Box 3)

Box 3. [     ] Payment in the following amount is enclosed $                               .

Box 4. [     ] Please deduct payment from the following account maintained by you as follows:

Type of Account	Account Number

Amount to be deducted: $

Signature	Date

Please type or print name